Exhibit 12
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

                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                     (dollars in thousands)

                                                  Six Months
                                                       ended
                                              April 30, 2005                Fiscal Year ended October 31,
                                                              ----------------------------------------------------------
                                                                  2004        2003       2002       2001        2000
                                            ----------------- ------------ ---------- ---------- ---------- ------------
FIXED CHARGES
     Interest expensed and capitalized,
     including amortization of
     deferred finance charges.............        $19,069         $38,369     $44,377    $47,094    $42,740     $42,179
     Portion of rental expense
     representing interest factor.........            205             494         564        546        503         400
                                            ----------------- ------------ ---------- ---------- ---------- ------------
TOTAL FIXED CHARGES.......................         19,274          38,863      44,941     47,640     43,243      42,579
                                            ================= ============ ========== ========== ========== ============
EARNINGS
     Pretax income........................         18,064          22,901       8,554      3,333     37,667      58,947
     Fixed charges........................         19,274          38,863      44,941     47,640     43,243      42,579
     Amortization of capitalized
     interest.............................            924           1,883       1,862      1,785      1,758       1,692
     Less capitalized interest............           (395)           (876)     (1,278)    (1,971)    (2,054)     (1,301)
                                            ----------------- ------------ ---------- ---------- ---------- ------------
TOTAL EARNINGS AVAILABLE TO COVER FIXED
CHARGES...................................        $37,867         $62,771     $54,079    $50,787    $80,614    $101,917
                                            ================= ============ ========== ========== ========== ============
RATIO OF EARNINGS TO
FIXED CHARGES.............................           1.96            1.62        1.20       1.07       1.86        2.39
                                            ================= ============ ========== ========== ========== ============


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